Preformed Line Products Announces Financial Results For The Fourth Quarter And Full Year 2013

MAYFIELD VILLAGE, Ohio, March 14, 2014 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for the fourth quarter and the full year 2013.

Net income for the quarter ended December 31, 2013 decreased 41% to $3,132,000, or $.58 per diluted share, compared to $5,273,000, or $.98 per diluted share, for the comparable period in 2012. Net sales in the fourth quarter of 2013 decreased 5% to $98,543,000 compared to $104,200,000 in the fourth quarter of 2012.

Currency exchange rates had a negative impact on 2013 fourth quarter net sales of $2,993,000 and the impact on net income was insignificant.

Net income for the year ended December 31, 2013 decreased 30% to $20,587,000, or $3.77 per diluted share, compared to $29,286,000, or $5.45 per diluted share in 2012. Net sales for 2013 decreased 7% to $409,776,000 compared to $439,192,000 in 2012.

Currency exchange rates had a negative impact on 2013 net income of $444,000 and on net sales of $10,498,000.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "The world economies continued to struggle during the year and utilities deferred spending in the face of economic uncertainty and global turmoil. Most foreign currencies weakened further against the U.S. dollar during the year, resulting in a negative impact when translating foreign denominated income statements into U.S. dollars, as well as having to record currency losses on our loans and receivables from foreign subsidiaries. While the numbers are disappointing, particularly in light of multiple record years to this point, I am proud of the team's performance in the face of adversity. As always, we are focused on product development while controlling expenses and modifying our operational structure where necessary, in the interest of improving productivity. We are fully prepared to provide superior products and service to our customers throughout the world as economies recover."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, the Company's ability to develop new products and improve productivity, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2012 Annual Report on Form 10-K filed with the SEC on March 15, 2013 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended December 31,		Twelve month periods ended December 31,
	2013	2012	2013	2012

Net sales	$ 98,543	$ 104,200	$ 409,776	$ 439,192
Cost of products sold	68,150	71,247	278,875	294,754
GROSS PROFIT	30,393	32,953	130,901	144,438

Costs and expenses
Selling	8,478	9,347	35,704	37,093
General and administrative	11,426	9,278	44,557	46,222
Research and engineering	3,653	4,152	14,708	15,447
Other operating expense (income)	449	992	3,922	1,554
Goodwill impairment	862	-	862	-
	24,868	23,769	99,753	100,316

OPERATING INCOME	5,525	9,184	31,148	44,122

Other income (expense)
Interest income	164	172	618	648
Interest expense	(121)	(108)	(450)	(597)
Other income	85	65	478	654
	128	129	646	705

INCOME BEFORE INCOME TAXES	5,653	9,313	31,794	44,827

Income taxes	2,521	4,040	11,207	15,541

NET INCOME	$ 3,132	$ 5,273	$ 20,587	$ 29,286

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 0.59	$ 0.99	$ 3.84	$ 5.50

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 0.58	$ 0.98	$ 3.77	$ 5.45

Cash dividends declared per share	$ 0.20	$ 0.40	$ 0.60	$ 1.00

Weighted-average number of shares outstanding - basic	5,340	5,310	5,361	5,324

Weighted-average number of shares outstanding - diluted	5,390	5,363	5,467	5,371

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
Thousands of dollars, except share and per share data	2013	2012

ASSETS
Cash and cash equivalents	$ 24,291	$ 28,120
Accounts receivable, less allowances of $2,136 ($2,039 in 2012)	67,587	61,695
Inventories - net	73,835	86,916
Deferred income taxes	7,022	6,557
Prepaids	9,845	8,381
Other current assets	3,154	2,432
TOTAL CURRENT ASSETS	185,734	194,101

Property, plant and equipment - net	100,461	93,326
Other intangibles - net	11,787	14,038
Goodwill	13,873	15,537
Deferred income taxes	3,416	6,069
Other assets	17,135	9,993

TOTAL ASSETS	$ 332,406	$ 333,064

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 1,105	$ 217
Current portion of long-term debt	195	251
Trade accounts payable	21,750	21,822
Accrued compensation and amounts withheld from employees	10,787	12,271
Accrued expenses and other liabilities	18,378	23,682
TOTAL CURRENT LIABILITIES	52,215	58,243

Long-term debt, less current portion	13,054	9,322
Other noncurrent liabilities and deferred income taxes	14,807	24,430

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,391,074 and 5,377,937 issued and outstanding, net of 779,279 and 689,472 treasury shares at par, respectively, as of December 31, 2013 and December 31, 2012	10,782	10,756

Common shares issued to Rabbi Trust, 253,156 and 184,036 shares at December 31, 2013 and December 31, 2012	(9,306)	(6,522)

Deferred Compensation Liability	9,306	6,522
Paid in capital	21,082	16,355
Retained earnings	238,168	227,622
Accumulated other comprehensive loss	(17,702)	(13,664)
TOTAL SHAREHOLDERS' EQUITY	252,330	241,069

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 332,406	$ 333,064

CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249